Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Communication Intelligence Corporation and its subsidiary of our report dated March 10, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-16 of this Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado

August  18, 2008